Sheet1

Merrill Lynch Retirement Series Trust
Series Number: 1
File Number: 811-3310
CIK Number: 356013
Merrill Lynch Retirement Reserves Money Fund
For the Period Ending: 4/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ending April 30, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

11/07/2000	$ 25,000	Amsterdam Funding Corp.	6.51%	12/20/2000
11/07/2000	40,000	Windmill Funding Corp.	6.50	12/20/2000
11/14/2000	35,000	CXC Inc Disc Coml	6.58	01/23/2001
11/14/2000	12,290	Windmill Funding Corp.	6.50	11/15/2000
11/20/2000	46,228	Delaware Funding Corp.	6.53	02/16/2001
11/27/2000	43,765	Tulip Funding Corp	6.55	02/26/2001
01/17/2001	16,762	Old Line Funding Corp	6.58	01/18/2001
01/18/2001	37,000	Greyhawk Capital Corp.	5.95	02/01/2001
01/25/2001	40,000	Amsterdam Funding Corp.	5.75	02/21/2001
02/27/2001	31,582	CXC Inc Disc Coml	5.10	05/10/2001
03/07/2001	68,146	Amsterdam Funding Corp.	5.27	04/06/2001
03/07/2001	100,000	Enterprise Funding CP	5.25	04/09/2001
03/07/2001	29,685	Windmill Funding Corp.	5.45	03/22/2001
03/09/2001	25,000	Greyhawk Capital Corp.	5.50	03/12/2001
03/09/2001	42,252	Tulip Funding Corp	5.21	04/11/2001
03/13/2001	7,415	Intrepid Funding MST TRS	5.00	05/23/2001
03/16/2001	25,000	Amsterdam Funding Corp.	5.03	04/09/2001
03/16/2001	20,740	Forrestal Funding MS Tr	5.11	04/04/2001
03/22/2001	29,279	Intrepid Funding MST TRS	4.78	06/01/2001
03/23/2001	25,000	Amsterdam Funding Corp.	5.03	04/16/2001
03/27/2001	9,034	Kitty Hawk Funding Corp	5.06	05/11/2001
04/05/2001	26,018	Intrepid Funding MST TRS	4.69	07/03/2001
04/12/2001	50,000	Glaxo Holdings PLC	5.10	04/17/2001
11/21/2001	37,898	Old Line Funding Corp	6.64	01/16/2001

Last Updated on 06/26/2001
By Win95 User